Exhibit 10.6

PROFESSIONAL SERVICES AGREEMENT

1.	Parties

This Professional Services Agreement (“Agreement”) is between China Tel Group, Inc. (“ChinaTel”) and ChangeWave, Inc. dba NBT Communications (“NBT”).

2.	Term of this Agreement

The term of this Agreement shall be for twelve months, commencing May 6, 2011 and expiring May 5, 2012 (“Term”); provided, however, ChinaTel may terminate this Agreement without cause and at its sole discretion by sending NBT a notice of termination (“Termination Notice”)  The Termination Notice shall be effective thirty (30) days after receipt thereof by NBT.

3.	Services to be Performed by NBT

NBT shall perform professional services (“Services”) of the following general nature for ChinaTel, as set forth in NBT’s proposal as amended by ChinaTel, a copy of which is attached hereto as Exhibit 1, but subject to the direction of ChinaTel and the prior approval of ChinaTel as to the Services to be provided: (i) Investor Relations; (ii) Institutional Targeting and Roadshows; (iii) Social Media; (iv) E-Direct Marketing; (v) Facebook/Twitter Shareholder Management; (vi) Web Site/E-Letter Sponsorship; (vii) ChinaTel Articles; and (iv) Press Releases.

4.	Payment

ChinaTel shall pay NBT for Services as follows: $8,335 plus 83,335 shares of CHTL stock per month, payable to ChangeWave, Inc. dba NBT Communications, with the first payment of two months in advance due by May 13, 2011 and on the same date of every second month thereafter during the Term.  In the event of a Termination Notice, payment shall be pro rata for the month in which termination occurs through the effective date of termination.

5.	State and Federal Taxes

NBT shall assume full responsibility for the payment of any taxes (or any other obligations or payments) that may be claimed as owed by any unit of government, as a result of remuneration paid to NBT for the performance of Services.  This includes Income, Social Security, Medicare and Self-Employment taxes.  NBT shall also pay all unemployment contributions related to the performance of Services.  NBT shall defend and indemnify ChinaTel with regard to any such payments, as set forth in Section 10 of this Agreement.

6.	NBT Status

The parties intend NBT to act as an independent contractor in the performance of Services.  NBT shall have the right to control and determine the methods and means of performing Services.  NBT shall use its own expertise and judgment in performing Services, recognizing that ChinaTel is relying on NBT to consult, when appropriate, with employees of ChinaTel and its subsidiaries and affiliated companies.  NBT, at NBT’s sole expense, shall provide all equipment, tools and supplies necessary to perform Services.

7.	Other Clients of NBT

ChinaTel understands that, in addition to providing services to ChinaTel on its matters, NBT may be retained, directly or indirectly, by other entities or individuals to provide services separate and apart from Services.  NBT shall be responsible for following appropriate procedures to avoid any breach of client confidentiality or any conflicts of interest on the part of NBT which regard to the performance of Services.  These procedures include, but are not limited to, the following:

a.
The parties associated with any matter for which NBT is retained outside of Services and which pertain to ChinaTel and its business, must be processed in advance for conflicts with ChinaTel and any of its subsidiaries and affiliated companies.  If a conflict of interest exists or appears to exist, NBT shall not perform any such services for such third party, unless and until the conflict is resolved to the satisfaction of ChinaTel.

b.
NBT shall not discuss with its other clients Services being performed pursuant to this Agreement; likewise, NBT shall not discuss with any ChinaTel personnel issues pertaining to NBT’s work for its other clients.

8.	Expenses

Out-of-pocket expenses NBT reasonably incurs in connection with Services will be invoiced to ChinaTel on a monthly basis, with ChinaTel having the right to approve in writing and in advance all such expenses which are over $100.00 or are over $1,500.00 cumulatively in any calendar month.  Telephone, photocopy, postage, travel, electronic data services, interactive services and editorial lunches will be invoiced to ChinaTel at cost and without a mark-up or charge of any kind.  For expenses outside the normal scope of the Services (e.g., printing and outside graphics, photo reproduction for use in media kits, video and audio production, rental items (such as tables, chairs and sound systems at events) and postage for shipping of media materials), NBT will submit detailed estimates to ChinaTel for its review and approval prior to such expenditures being incurred.  Such expenses will also be invoiced to ChinaTel on a monthly basis, with a standard agency mark-up of ten percent (10%).  Air travel shall be coach class, and NBT personnel shall stay only at hotels with reasonable rates and which are not rated higher than Four Star.

9.	Confidential Information

In order to assist NBT in the performance of Services, ChinaTel may supply NBT, from time to time, with confidential information concerning ChinaTel and its subsidiaries and affiliated companies, and their respective customers and suppliers, hereinafter referred to as “Confidential Information.”  NBT shall hold confidential and not disclose to others, either directly or indirectly, any and all Confidential Information, propriety information, investor information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, investors, bankers, markets, software, developments, inventions, processes, formulas, technology, designs, financial data and other business information which may be learned from ChinaTel and/or its subsidiaries and affiliated companies before and during the Term of this Agreement, unless the same have been furnished directly to NBT by ChinaTel and NBT is advised in writing by ChinaTel that such information need not be treated as Confidential Information.  NBT acknowledges that the terms and conditions of this Agreement are deemed confidential by ChinaTel and agrees not to disclose any information regarding it to any third party, without ChinaTel’s prior written consent.  All documents containing Confidential Information shall be returned to ChinaTel, and no copies shall be retained by NBT, on the termination or expiration of this Agreement.  Notwithstanding the foregoing, such duty of confidentiality shall not extend to information which rightfully is or comes into the public domain, is rightfully obtained for third parties under a duty of confidentiality or which is independently developed without reference to ChinaTel’s Confidential Information.  The duties of confidentiality imposed by this Agreement shall survive any termination or expiration of this Agreement for a period of three (3) years. All data and information developed by NBT (including notes, summaries, and reports), while performing Services, shall be kept strictly confidential and shall not be revealed to third parties, without ChinaTel’s prior written consent thereto.  All such data and information shall be delivered to ChinaTel by NBT at ChinaTel’s request.

10.	Indemnification

a.
ChinaTel shall defend, indemnify and hold NBT harmless from and against any loss, damage, liability, claim, demand, action, cost and expense (including reasonable attorneys’ fees and costs) (collectively, “Loss”) resulting from any third party claim or action or the commencement of any lawsuit or proceeding against NBT arising out of or are in connection with information or materials supplied to NBT by ChinaTel to the extent that such material is furnished, prepared, approved and/or used by NBT and the final copy is approved by ChinaTel.

b.
NBT shall defend, indemnify and hold ChinaTel harmless from and against any Loss resulting from any third party claim or action  or the commencement of any lawsuit proceeding against ChinaTel arising out of or in connection with: (i) material prepared by NBT on ChinaTel’s behalf to the extent it asserts a claim for infringement of copyright, piracy or plagiarism; (ii) NBT’s failure to follow ChinaTel’s express written instructions; (iii) NBT negligence or willful misconduct; (iv) the failure of NBT to properly manage its personnel with regard to Services; or (v) the failure by NBT to pay State and Federal taxes pursuant to Section 5 of this Agreement.

c.
Upon the assertion of any claim or the commencement of any lawsuit or proceeding against either party (such party, “Indemnitee”) that may give rise to liability of the other party (such party, “Indemnitor”) under this Agreement, the Indemnitee shall notify the Indemnitor of the existence of such claim as soon as reasonably possible and shall give the Indemnitor reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection.  The Indemnitee shall, at all times, have the right to fully participate in such defense at its own expense and shall not be obligated, against its consent, to participate in any settlement which it reasonably believes would have an adverse effect on its business.  The Indemnitee shall make available to the Indemnitor all books and records relating to the claim, and the parties agree to render to each other such assistance as may reasonably be requested in order to insure a proper and adequate defense.

d.	Section 10 of this Agreement shall survive the expiration or termination of the Term of this Agreement.

11.	Assignment of the Agreement; Delegation of Responsibilities; Successors and Assignees

NBT shall not assign any of its rights under this Agreement or delegate any of its responsibilities without the prior written consent of ChinaTel, which may be exercised in its sole discretion.  This Agreement binds and benefits the heirs, successors and assignees of the parties to this Agreement, subject to the prohibition on assignments contained in this Section 11.

12.	Notices

All notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent: (i) certified or registered mail, return receipt requested; (ii) by personal delivery against receipt; (iii) by overnight courier; or (iv) by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered and received: (x) on the date indicated on the receipt, when delivered by personal delivery against receipt or by certified or registered mail; (y) one business day after deposit with an overnight courier; or (z) in the case of facsimile notice, when sent.  Notices shall be addressed as follows:

ChinaTel Group, Inc. 12526 High Bluff Drive, Suite 155 San Diego, CA 92130 Fax No. (760) 359-7042 kwaggoner@chinatelgroup.com Attention: Kenneth L. Waggoner Vice President and General Counsel	ChangeWave, Inc. dba NBT Communications 6116 Rosemont Circle North Bethesda, MD 20852 Fax No. (301) 571-0011 tsmith@nbtgroupinc.com Attention: Tobin S. Smith Chief Executive Officer
13.	Non-Solicitation

During the Term of this Agreement and for a one (1) year period thereafter, neither party shall solicit, employ or attempt to employ, directly or indirectly, (whether as an employee, consultant or otherwise) any employee of the other party (or any former employee whose employment terminated within the previous one (1) year period), without the other party’s prior written consent exercisable in its sole discretion.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without resort to California’s conflict-of-laws rules.

15.	Dispute Resolution

If a dispute arises relating to this Agreement or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or any other claims under any federal, state, local  or foreign law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute), the parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the parties. The parties shall share the costs of the mediator equally.  Each party shall cooperate fully and fairly with the mediator, and shall reach a mutually satisfactory compromise of the Dispute.  If the Dispute is not resolved within thirty (30) days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section 15.

Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), sitting in San Diego County, California, for resolution by a single arbitrator acceptable to both parties.  If the parties fail to agree to an arbitrator within ten (10) days of a written demand for arbitration being sent by one party to the other party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration.  The arbitration shall be conducted pursuant to the California Code of Civil Procedure and the California Code of Evidence.  The award of such arbitrator shall be final and binding on the parties, and may be enforced by any court of competent jurisdiction. In the event of arbitration to resolve a Dispute, the prevailing party shall be entitled to recover its attorney’s fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing party involved therein.

16.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to be one and the same agreement.

17.	Waiver

If one party waives any term or provision of this Agreement at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given.  If either party fails to exercise or delays exercising any of its rights or remedies under this Agreement, the party retains the right to enforce that term or provision at a later time.

18.	Severability

If any court determines that any provision of this Agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this Agreement invalid or unenforceable, and such provision shall be modified, amended or limited only to the extent of necessary to render it valid and enforceable.

19.	Entire Agreement and Modification

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of this Agreement with respect to its subject matter. This Agreement may not be amended, except in writing signed by both parties.

China Tel Group, Inc. By: /s/ George Alvarez George Alvarez, Chief Executive Officer	ChangeWave, Inc. dba NBT Communications By: /s/ Tobin S. Smith Tobin S. Smith, Chief Executive Officer

NBT EQUITY GROUP, INC.
SCOPE OF SERVICES PROPOSAL FOR CHINA TEL GROUP, INC.
MAY 2011

1.	Direct email promotions to 2.5M featuring exec summary of new report . . . click to register for complete report--at least 4 times this year.

2.	Presentations at NBT Emerging Growth Conferences NYC, SF and LA in December . . . 1000 accredited investors expected to attend.

3.	Daily/Weekly CHTL coverage by our affiliate Greenbackers to over 100 blog sites . . . very effective for our other clients.

4.	Rotating sponsorships/banner ads on our NBT Equities Research site and weekly NBT Portfolio update.

5.	Rotating Daily Facebook advertising for CHTL Special Report—over $5k a month on ads overall.

6.	Daily/Weekly link updates Facebook and Twitter.

7.	Video Interview Reports quarterly.

8.	12 months coverage NBT Equities Research LLC with quarterly/event driven updates, distributed to over 12,000 NBT Research Subscribers.

9.	Distributed to over 2,000,000 Equities.com triple opted in subscribers (Equities.com now an NBT affiliate).

10.	2 full interviews (broken into 4 and 8 minutes segments) for NBT TV (our CEO interview channel carried on Yahoo, Equities.com, Comtex.com, etc.).

11.	CHTL featured on MobileNetInvestor.com and NBTEquitiesResearch.com web sites and newsletters for entire year.

12.	CHTL represented at Next Big Thing Investor Conference June 21 in NYC and November 2 in San Francisco.

13.	CHTL Represented by NBT at Rodman Renshaw, Maxim, Pacific Growth Securities conferences (fees paid by CHTL).

14.	CHTL represented by Tobin Smith at Las Vegas and San Francisco Money Shows (May and August 2011).

15.	Blog/Twitter/Facebook creation and support from NBT Social Media editors and staff.

16.	Newsletter Editor and web-site promotion from NBT Communications staff.

17.	Financial Media Article Placement Forbes/Barrons/WSJ/Fortune “The Biggest 4G Provider in China is owned by . . . a Micro-Cap US Company?”.

18.	Feature coverage in Next Big Thing Investor newsletter (launching Jan 2 2012) and Next Big Thing Investing book (published November 2011).